Exhibit 99.1

CELGENE SETTLES U.S. REVLIMID® PATENT LITIGATION WITH ALVOGEN

Alvogen licensed to sell volume-limited amounts of generic lenalidomide in the U.S. beginning on a confidential date after the March 2022 date Celgene previously granted to Natco

Alvogen also licensed to sell generic lenalidomide in the U.S. without volume limitation beginning on January 31, 2026

The earliest licensed entry of any generic lenalidomide in the U.S. continues to be March 2022, based on settlements reached

SUMMIT, NJ – (March 29, 2019) – Celgene Corporation (NASDAQ: CELG) and Lotus Pharmaceutical Co., Ltd. and Alvogen Pine Brook, LLC (collectively, Alvogen) today announced the settlement of their litigation relating to patents for REVLIMID® (lenalidomide).

As part of the settlement, the parties will file Consent Judgments with the United States District Court for the District of New Jersey that enjoin Alvogen from marketing generic lenalidomide before the expiration of the patents-in-suit, except as provided for in the settlement, as described below.

In settlement of all outstanding claims in the litigation, Celgene has agreed to provide Alvogen with a license to Celgene’s patents required to manufacture and sell certain volume-limited amounts of generic lenalidomide in the United States beginning on a confidential date that is some time after the March 2022 volume-limited license date that Celgene previously provided to Natco. For each consecutive twelve-month period (or part thereof) following the volume-limited entry date until January 31, 2026, the volume of generic lenalidomide sold by Alvogen cannot exceed certain agreed-upon percentages. Although the agreed-upon percentages are confidential, they increase gradually each period to no more than a single-digit percentage in the final volume-limited period. In addition, Celgene has agreed to provide Alvogen with a license to Celgene’s patents required to manufacture and sell an unlimited quantity of generic lenalidomide in the United States beginning no earlier than January 31, 2026.

Alvogen’s ability to market lenalidomide in the U.S. will be contingent on its obtaining approval of an Abbreviated New Drug Application.

ABOUT CELGENE

Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global pharmaceutical company engaged primarily in the discovery, development and commercialization of innovative therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit the Company's website at www.celgene.com. Follow Celgene on Social Media: @Celgene, Pinterest, LinkedIn, Facebook and YouTube.

About REVLIMID®

In the U.S., REVLIMID® (lenalidomide) in combination with dexamethasone is indicated for the treatment of patients with multiple myeloma. REVLIMID® as a single agent is also indicated as a maintenance therapy in patients with multiple myeloma following autologous hematopoietic stem cell transplant. REVLIMID® is indicated for patients with transfusion-dependent anemia due to low- or intermediate-1-risk myelodysplastic syndromes (MDS) associated with a deletion 5q cytogenetic abnormality with or without additional cytogenetic abnormalities. REVLIMID® is approved in the U.S. for the treatment of patients with mantle cell lymphoma (MCL) whose disease has relapsed or progressed after two prior therapies, one of which included bortezomib. Limitations of Use: REVLIMID® is not indicated and is not recommended for the treatment of chronic lymphocytic leukemia (CLL) outside of controlled clinical trials.

Forward-Looking Statement

This press release contains forward-looking statements, which are generally statements that are not historical facts. Forward-looking statements can be identified by the words "expects," "anticipates," "believes," "intends," "estimates," "plans," "will," “outlook” and similar expressions. Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made. We undertake no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control. Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in our Annual Report on Form 10-K and our other reports filed with the U.S. Securities and Exchange Commission, including factors related to the proposed transaction between Bristol-Myers Squibb and Celgene, such as, but not limited to, the risks that: management’s time and attention is diverted on transaction related issues; disruption from the transaction makes it more difficult to maintain business, contractual and operational relationships; pending legal proceedings or any future litigation instituted against Bristol-Myers Squibb, Celgene or the combined company could delay or prevent the proposed transaction; and Bristol-Myers Squibb, Celgene or the combined company is unable to retain key personnel.

Hyperlinks are provided as a convenience and for informational purposes only. Celgene bears no responsibility for the security or content of external websites.

Celgene Corporation

Investors:

908-673-9628

ir@celgene.com

Media:

908-673-2275

media@celgene.com